Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
InsPro Technologies Corporation

We hereby consent to the incorporation by reference in the Registration Statements of InsPro Technologies Corporation on Forms SB-2 and S-1 (Nos. 333-208804, 333-185752, 333-162712, 333-123081, 333-133182, 333-142556 and 333-149015) and on Form S-8 (No. 333-142036) and the related prospectuses of our audit report dated March 29, 2016 with respect to the consolidated balance sheets as of December 31, 2015 and 2014 and the consolidated statements of operations, changes in shareholders’ equity and cash flows of InsPro Technologies Corporation for each of the two years in the period ended December 31, 2015 in the Form 10-K and the reference to our firm under the heading “Experts” in the prospectuses.

Coconut Creek, Florida	/s/ D’Arelli Pruzansky P. A.
March 30, 2016	Certified Public Accountants